Merle Ferguson

2020 General Booth Blvd., Suite 230

Virginia Beach, Virginia 23454

August 26, 2022

Board of Directors

Gold Rock Holdings, Inc.

2020 General Booth Blvd., Suite 230

Virginia Beach, Virginia 23454

Dear Board of Directors,

I, Merle Ferguson, on the close of business, Friday, August 26, 2022, hereby resign as Gold Rock Holdings, Inc.’s (GRHI) Chief Financial Officer and Secretary.

I had no conflicts and no disputes with GRHI’s Management, the Board of Directors, Auditors, Employees, Consultants, and other Service Providers.

I will remain Gold Rock Holdings, Inc.’s Chairman, Chief Executive Officer, and President.

With Warmest Regards,

/s/ Merle Ferguson

Merle Ferguson